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                                                   Exhibit 21.1

SeaChange International, Inc.
List of Significant Subsidiaries


Subsidiary Name                                    Jurisdiction of Incorporation
----------------------                             -----------------------------

IPC Interactive, Pte. Ltd.                         Singapore
GuestServe Networks, Inc.(1)                       Delaware

(1) A wholly owned subsidiary of IPC Interactive, Pte. Ltd.